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                                   Exhibit 11

             DELTA COMPUTEC INC. - CALCULATION OF EARNINGS PER SHARE

                                                  Three Months Ended
                                                     January 31,
                                             ---------------------------
                                                 1997            1996
                                             -----------     -----------
      Primary
      Net Earnings (Loss):
        Continuing Operations                $   250,108     $   (51,458)
        Discontinued Operations                  (77,375)       (549,404)
                                             -----------     -----------
        Net Earnings(Loss), Combined             172,733        (600,862)
                                             ===========     ===========

      Average Common Shares Outstanding        6,811,575       6,811,575

      Dilutive Effect of Stock Options               -               -
                                             -----------     -----------
      Weighted Average Shares Outstanding      6,811,575       6,811,575
                                             -----------     -----------

      Earnings (Loss) Per Common and
       Common Equivalent Shares:
        Continuing Operations                $       .04     $      (.01)
        Discontinued Operations                     (.01)           (.08)
                                             -----------     -----------
        Combined                                     .03            (.09)
                                             ===========     ===========

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